Exhibit 99.1


                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]


FOR IMMEDIATE RELEASE
January 17, 2006

               UNITED NATURAL FOODS, INC. CHIEF FINANCIAL OFFICER
                         RESIGNS TO ACCEPT NEW POSITION;
                 COMPANY APPOINTS ACTING CHIEF FINANCIAL OFFICER

Dayville, Connecticut - January 17, 2006 -- United Natural Foods, Inc., (Nasdaq:
UNFI) (the "Company") today announced that Rick Puckett has resigned as Executive Vice President, Chief Financial Officer and Treasurer, effective January 27, 2006, to accept the Executive Vice President and Chief Financial Officer position at a publicly traded company that does not compete with United Natural Foods. Mr. Puckett has been with the Company since January 2003. Mr. Puckett will remain with the Company until January 27, 2006, to assist with transition matters, and will further assist the Company with the preparation and filing of its Quarterly Report on Form 10-Q for the second quarter of fiscal 2006. Mark E. Shamber, currently Vice President and Corporate Controller, has been appointed the Company's Chief Accounting Officer and will serve as United Natural Foods' acting Chief Financial Officer and Treasurer while the Company conducts a search of internal and external candidates to fill the Chief Financial Officer role. Mr. Shamber will report directly to Michael Funk, President and Chief Executive Officer.

"We thank Rick for his significant contributions to the organization. His efforts have helped lead the Company to a solid financial position with a strong finance and accounting team. We wish him the best in his new position," said Mr. Funk.

"While we conduct our search, we are assigning a proven performer to this key position. Mark has a strong working knowledge of United Natural Foods' operations and systems as well as all aspects of the Company's financial reporting and corporate governance. In addition to his work on the Company's internal financial reporting and SEC filings, Mark recently led our successful efforts to implement the Section 404 requirements of the Sarbanes Oxley Act regarding internal controls."

Mr. Shamber has served as Vice President since August 2005 and as the Company's Corporate Controller since June 2003. From February 1995 until June 2003, prior to joining UNFI, he worked for the international accounting firm of Ernst & Young LLP within the assurance and advisory business systems practice, serving in various positions of increasing responsibility up to and including senior manager. Prior to that, Mr. Shamber also worked within the finance department at Reebok International Ltd. He is a member of the AICPA and MSCPA and holds a CPA license from the Commonwealth of Massachusetts. Mr. Shamber graduated from Bentley College in Waltham, Massachusetts with a BS in Accountancy.

Mr. Puckett commented, "Working with everyone at United was very rewarding and I believe the Company has the necessary management depth, expertise and resources to achieve all its goals. While the decision to leave United Natural Foods was difficult, the prospects of this new opportunity were too great to pass up."

Conference Call Details

The Company announced that it will host a conference call and audio webcast on Tuesday, January 17, 2006 at 10:00 a.m. Eastern Time to discuss today's news. Interested parties may access the conference call by dialing (303) 262-2140. The audio webcast will be available, on a listen only basis, via the Internet at the Company's website, http://www.unfi.com. Please allow extra time prior to the webcast to visit the site and download any software required to listen to the Internet broadcast. A replay of the call will be available through January 24, 2006 by dialing (303) 590-3000 and entering pass-code 11050935. The online archive of the webcast will be available for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 40,000 products to more than 20,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel.


For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY:                     FINANCIAL RELATIONS BOARD
--------------------------------------------------------------------------------
Mark Shamber                        Joseph Calabrese
acting Chief Financial Officer      General Information
(860) 779-2800                      (212) 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the Company's quarterly report on Form 10-Q filed with the Commission on December 7, 2005, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Results: To supplement its financial statements presented on a basis of generally accepted accounting principles in the United States of America (GAAP), the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude special charges. The Company believes that the use of these additional measures is appropriate to enhance an overall understanding of its past financial performance and also its prospects for the future as these special charges are not expected to be part of the Company's ongoing business. The adjustments to the Company's GAAP results are made with the intent of providing both management and investors with a more complete understanding of the underlying operational results and trends and its marketplace performance. For example, these adjusted non-GAAP results are among the primary indicators management uses as a basis for its planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with GAAP.